Exhibit 5.1

Brent B. Siler

T: +1 202 728 7040

bsiler@cooley.com

September 11, 2015

Trevena, Inc.

1018 West 8th Avenue, Suite A

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Trevena, Inc., a Delaware corporation (the “Company”), of up to 7,475,000 shares (the “Shares”) (including up to 975,000 shares that may be sold pursuant to the underwriters’ exercise of an option to purchase additional shares) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-203230) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated April 3, 2015 (the “Base Prospectus”) and the prospectus supplement dated September 11, 2015, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

1299 PENNSYLVANIA AVENUE, NW, SUITE 700, WASHINGTON, DC 20004-2400  T: (202) 842-7800  F: (202) 842-7899  WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler